UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2008

The Ensign Group, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33757	33-0861263
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27101 Puerta Real, Suite 450, Mission Viejo, CA	92691
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 487-9500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of The Ensign Group, Inc. (the “Company”) established an executive incentive program for 2007, pursuant to which certain executives earned annual bonuses based upon the Company’s performance. The formula used to establish the incentive pool was based upon annual income before provision for income taxes, and the bonus pool was $921,366 for 2007.

On March 10, 2008, the Compensation Committee allocated the bonus pool among the individual executives based upon the recommendations of the Company’s Chief Executive Officer and the Compensation Committee’s perceptions of each participating executive’s contribution to both the Company’s clinical and financial performance during 2007, and value to the organization going forward. The Compensation Committee determined that each of the Company’s participating named executive officers earned a cash bonus award pursuant to the executive incentive program with respect to fiscal year 2007 in the amounts set forth below:

Name	Bonus Award
Christopher R. Christensen, President, Chief Executive Officer	$310,000
Alan J. Norman, Chief Financial Officer	$169,366
Gregory K. Stapley, Vice President, General Counsel and Secretary	$310,000
David M. Sedgwick, Vice President of Organizational Development	$132,000

David M. Sedgwick was also awarded a discretionary bonus of $8,000 outside of the plan.

Presidents of the Company’s portfolio companies may also earn cash bonuses by meeting target clinical and financial measurements for their respective portfolio companies. They are eligible to earn short-term cash bonuses, the amount of which is established pursuant to a formula based upon their respective companies’ income before provision for income taxes. On March 10, 2008 John P. Albrechtsen received a cash bonus of $39,500 for fiscal 2007 pursuant to this bonus plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2008	THE ENSIGN GROUP, INC.
	By:	/s/ Alan J. Norman

Alan J. Norman
Chief Financial Officer